SECOND AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) to the ETF distribution agreement dated December 27, 2021 (the “Agreement”), between Series Portfolios Trust (the “Trust”), a Delaware statutory trust, and Quasar Distributors, LLC (together with the Trust, the “Parties”), a Delaware limited liability company, has an Effective Date of October 27, 2022.

RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the Parties agree that:

1.Exhibit A of the Agreement is replaced by Exhibit A attached hereto.
2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.
3.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF. the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

SERIES PORTFOLIOS TRUST	QUASAR DISTRIBUTORS, LLC

By:	By:
Name: Ryan L. Roell	Name: Teresa Cowan
Title: President	Title: President
Date:	Date:

EXHIBIT A

InfraCap Equity Income Fund ETF (NYSE: ICAP) Subversive Metaverse ETF (Cboe BZX: PUNK)
Optimize AI Smart Sentiment Event-Driven ETF (NYSE: OAIE)
AdaptivTM Select ETF (NYSE: ADPV)
Panagram BBB-B CLO ETF (NYSE: CLOZ)